EXHIBIT 10.1

June 27, 2023

DynaResource, Inc.

222 West Las Colinas Blvd.

Suite 1910 North

Irving, TX 75039

Subject: MOU Re: DynaResource and Ocean Partners

Dear K.D.,

We appreciate the recent discussions around the MOU we sent back in March.

Further to our discussions we wanted to provide you with an updated memorandum of understanding for review.

As we discussed, our current contract comes to an end at the end of 2023 and we are keen to renew this contract with you given the excellent concentrate quality, high levels of trust built between our groups and extremely professional working relationship and attitude between our groups. It has been a pleasure watching San Jose de Gracía expand, ramp-up and prosper and we are very pleased we could contribute in a meaningful way.

Our proposal would be as follows:

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The current contract is extended until December 31, 2026 with the contract to automatically extend annually on an evergreen basis, thereafter unless written notice is given by either party no later than 365 days before the date of termination. I.E., if either party wishes to terminate the contract (which cannot be any earlier than December 31, 2026), notice would need to be given by January 1, 2026 otherwise the contract would extend through December 31, 2027 with this process repeated annually until one party provides notice to terminate. This gives us initially a long-term basis to work with our receivers as well as both parties plenty of time to make alternative plans should either party wish to terminate the contract. On a change of control event, if DynaResource is unable to give meet the notice requirements or if it is before the extension date of December 31, 2026, then DynaResource, Inc. will pay Ocean Partners an early termination fee of One Million Dollars ($1,000,000.00).

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Despite freight rates and local warehousing/export costs rising significantly, we would propose to keep the contract terms unchanged, and OP will absorb the additional freight/warehouse/export costs to allow Dyna to continue to receive the strong smelter netbacks it has received over the past three years.

-	OP to increase the maximum advance credit line to $17.5M along the same parameters we operate underneath the advance credit line today.

OP to provide DynaResource over the life of contract, the option to convert the advance credit line, to a maximum of US$10 million, to a revolving credit facility repayable over 12 months. If DynaResource partially draws the revolving credit facility (i.e. an amount < US$10 million), the availability of the advance credit line referenced above shall be reduced pro-rata. Currently the advance credit line is limited at 80% of the value of DynaResource’s previous 3 months deliveries. As an example, if US$5 million was drawn under the revolving credit facility, the advance credit line would be reduced $5M/$10M*80% = 40% of the prior three months of deliveries. While the revolving credit facility is fully drawn (US$10 million) and Not repaid, the advance credit line would be fully unavailable for use. The revolving credit facility would bear interest at 3M SOFR + 7.50% and amortize as follows: Month 1, interest only, Month 2-11, 5% plus interest, Month 12, 50% plus interest. Upon repayment of the revolving credit facility in full, DynaResource would have the option to redraw 100% of the revolving credit facility, or recontinue the advance credit line at its full levels depending on DynaResource’s needs.

Ocean Partners Holdings Limited

The Pearce Building, 3rd Floor, West Street, Maidenhead, Berkshire, SL6 1RL UK

Telephone : +44 1628 644060    Fax : +44 1628 644070

Registered in England : No 5171663            VAT Number : GB 849 7393 65

To fully align OP’s interests with those of DynaResource shareholders, OP proposes to subscribe to a private placement of up to 1,000,000 shares of DynaResource at US$5.00 per share for total proceeds of up to US$5,000,000.00; (1) at DynaResources’s option at the time of subscription; and (2) upon approval from the DynaResource Board of Directors. If DynaResource needs further equity injections to accelerate development of the open pit operations, OP is willing to provide further equity injections at mutually agreed terms.

o	The private placement shall be subject to regulatory approval, and approval from the Board of Directors of DynaResource.

o

Upon completion of Ocean Partners acquisition of 1,000,000 shares of DynaResource, or earlier as both parties may subsequently agree, Brent Omland, or another Ocean Partners’ designee to be mutually agreed with OP and DynaResource, shall be granted a seat on the Board of Directors of the DynaResource Inc. or the relevant parent company of the San Jose de Gracía mine.

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OP shall receive a right of first refusal, so long as the concentrate contract is in place to provide offtake finance and purchase other concentrates (zinc, silver, copper etc.) and Dore from DynaResource’s open pit and underground operations.

We very much look forward to continuing our relationship beyond the end of 2023 and we greatly appreciate the excellent working partnership we have developed and hope to be doing so for many years to come.

Kind regards,

_________________________________________________

Ocean Partners Holdings Limited

Brent Omland

Director and CFO

Thank You Brent. I agree with the terms of this MOU. We can proceed forward with official documentation of these terms and conditions. And, likewise to your comments above, we greatly appreciate the attention and support we have received from you and the Ocean Partners team.  With this extension agreement formalized we will continue our excellent partnership for many years. I am excited and looking forward to working with you and the OP team.

_________________________________________________

DynaResource Inc.

K.D. Diepholz

Chairman and CEO

Ocean Partners Holdings Limited

The Pearce Building, 3rd Floor, West Street, Maidenhead, Berkshire, SL6 1RL UK

Telephone : +44 1628 644060    Fax : +44 1628 644070

Registered in England : No 5171663            VAT Number : GB 849 7393 65